Exhibit 5.1

Our ref	YRB/879795-000001/87204754v2

Haoxin Holdings Limited

PO Box 309, Ugland House,

Grand Cayman,

KY1-1104,

Cayman Islands

25 August 2026

Dear Sirs

Haoxin Holdings Limited

We have acted as Cayman Islands legal advisers to Haoxin Holdings Limited (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended to date, relating to the offer and sale from time to time by Mermaid Money LLC (the “Selling Securityholder”) of up to 18,000,000 class A ordinary shares, par value US$0.0001 per share (the “Class A Ordinary Shares” or “Resale Shares”). Such Resale Shares consist of: (a) up to 8,078,421 Class A Ordinary Shares (the “Purchase Shares”) that the Company may elect, in its sole discretion, to issue and sell to the Selling Securityholder from time to time under the Equity Line of Credit Agreement, dated June 2, 2026, by and between the Company and the Selling Securityholder (the “ELOC Agreement”), under which the Company may sell to the Selling Securityholder up to $30,000,000 of Class A Ordinary Shares, (b) up to an aggregate of 5,121,579 Class A Ordinary Shares consisting of (i) up to 2,753,158 Class A Ordinary Shares (the “Commitment Shares”) issuable to the Selling Securityholder as consideration for it entering into the ELOC Agreement, including any make-whole shares issuable pursuant to the transaction documents, and (ii) up to 2,368,421 Class A Ordinary Shares issuable upon exercise of the Commitment Warrant issued to the Selling Securityholder (the “Commitment Warrant Shares”), and (c) up to 4,800,000 Class A Ordinary Shares issuable upon conversion of the two senior convertible promissory notes issued to the Selling Securityholder pursuant to the Note Purchase Agreement, dated June 2, 2026, by and between the Company and the Selling Securityholder (the “Note Purchase Agreement”), subject to the applicable floor price under the notes.

We are furnishing this opinion as Exhibits 5.1 and 23.3 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 12 June 2023 issued by the Registrar of Companies in the Cayman Islands.

1.2	The second amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 30 May 2024 (the “Memorandum and Articles”).

1.3	The written resolutions of the board of directors of the Company dated 20 July 2026 (the “Written Resolutions”) and the minutes (the “Minutes”) of the meeting of the board of directors of the Company held on 19 June (the “Meeting”).

1.4	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 7 August 2026 (the “Certificate of Good Standing”).

1.5	A certificate from a director of the Company a copy of which is attached to this opinion letter (the “Director’s Certificate”).

1.6	The Registration Statement.

1.7	The ELOC Agreement dated 2 June 2026 and executed by and between the Company and the Selling Securityholder.

1.8	The Class A Ordinary Share Purchase Warrant issued to the Selling Securityholder on 2 June 2026 (the “Commitment Warrant”).

1.9	The Note Purchase Agreement dated 2 June 2026 and executed by and between the Company and the Selling Securityholder.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement and a duly authorised, executed and delivered the ELOC Agreement, the Commitment Warrant or the Note Purchase Agreement.

2.4	The Company will have sufficient authorised capital to effect the issue of the Resale Shares, the Purchase Shares, the Commitment Shares and the Commitment Warrant Shares at the time of issuance.

2.5	The ELOC Agreement, the Commitment Warrant and the Note Purchase Agreement will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of Delaware and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.6	The choice of the laws of the State of Delaware as the governing law of the ELOC Agreement, the Commitment Warrant and the Note Purchase Agreement, will be made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of Delaware and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of Delaware and all other relevant laws (other than the laws of the Cayman Islands).

2.7	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the ELOC Agreement, the Commitment Warrant and the Note Purchase Agreement.

2.8	No monies paid to or for the account of the Company in respect of the Resale Shares, the Purchase Shares, the Commitment Shares and the Commitment Warrant Shares represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised) respectively).

2.9	There is nothing contained in the minute book or corporate records of the Company which would or might affect the opinions set out below.

2.10	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$50,000.00 divided into (i) 400,000,000 class A ordinary shares of par value USD0.0001 each and (ii) 100,000,000 class B ordinary shares of par value USD0.0001 each.

3.3	With respect to the Resale Shares, the Purchase Shares, the Commitment Shares and the Commitment Warrant Shares, when (i) the Board has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the issue of such Resale Shares, the Purchase Shares, the Commitment Shares and the Commitment Warrant Shares has been recorded in the Company’s register of members (shareholders); and (iii) the subscription price of such Resale Shares, the Purchase Shares, the Commitment Shares and the Commitment Warrant Shares (being not less than the par value of the Shares or Preferred Shares, as the case may be) has been fully paid in cash or other consideration approved by the Board, the Resale Shares, the Purchase Shares, the Commitment Shares and the Commitment Warrant Shares will be duly authorised, validly issued, fully paid and non-assessable.

3.4	The statements under the caption “Enforceability of Civil Liabilities” and “Taxation” in the prospectus forming part of the Registration Statement are accurate in so far as such statements are summaries of or relate to Cayman Islands law, and such statements constitute our opinion.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	The obligations assumed by the Company under the ELOC Agreement, the Commitment Warrant and the Note Purchase Agreement will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to, protecting or affecting the rights of creditors and/or contributories;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the ELOC Agreement, the Commitment Warrant and the Note Purchase Agreement in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)	we reserve our opinion as to the enforceability of the relevant provisions of the ELOC Agreement, the Commitment Warrant and the Note Purchase Agreement to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions;

(k)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the ELOC Agreement, the Commitment Warrant and the Note Purchase Agreement whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act (As Revised) (the “Companies Act”), including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company; and

(l)	if the Company becomes subject to Part XVIIA of the Companies Act, enforcement or performance of any provision in the ELOC Agreement, the Commitment Warrant and the Note Purchase Agreement which relates, directly or indirectly, to an interest in the Company constituting shares, voting rights or director appointment rights in the Company may be prohibited or restricted if any such relevant interest is or becomes subject to a restrictions notice issued under the Companies Act.

4.3	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the ELOC Agreement, the Commitment Warrant and the Note Purchase Agreement.

4.4	We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the ELOC Agreement, the Commitment Warrant and the Note Purchase Agreement and enforce the remainder of the ELOC Agreement, the Commitment Warrant and the Note Purchase Agreement or the transaction of which such provisions form a part, notwithstanding any express provisions in the ELOC Agreement, the Commitment Warrant and the Note Purchase Agreement in this regard.

4.5	Under the Companies Act, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.6	In this opinion the phrase “non-assessable” means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

Director’s Certificate

25 August 2026

To:	Maples and Calder (Hong Kong) LLP

26th Floor, Central Plaza

18 Harbour Road

Wanchai, Hong Kong

Dear Sirs

Haoxin Holdings Limited (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full and effect and are unamended.

2

The Minutes are a true and correct record of the proceedings of the Meeting, which was duly convened and held, and at which a quorum was present throughout, in each case, in the manner prescribed in the Memorandum and Articles. The Written Resolutions and the resolutions set out in the Minutes were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3

The authorised share capital of the Company is US$50,000.00 divided into (i) 400,000,000 class A ordinary shares of par value USD0.0001 each and (ii) 100,000,000 class B ordinary shares of par value USD0.0001 each.

4

The shareholders of the Company have not restricted or limited the powers of the directors in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Shares or otherwise performing its obligations under the Registration Statement.

5	The directors of the Company at the date of the Meeting were:

Zhengjun Tao

Yuhan Zhao

Meng Wan

Mikael Charette

Bangjie Hu

6	The directors of the Company at the date of the Written Resolutions were:

Zhengjun Tao

Yuhan Zhao

Meng Wan

7	The directors of the Company at the date hereof are:

Zhengjun Tao

Meng Wan

Yuhan Zhao

Rohit Kumar Phansalkar

Mengzhi Wang

8

Each director of the Company considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions the subject of the Opinion.

9

To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction and neither the directors nor Shareholders have taken any steps to have the Company struck off or placed in liquidation. Further, no steps have been taken to wind up the Company or to appoint restructuring officers or interim restructuring officers, and no step has been taken to appoint a receiver in relation to any of the Company’s property or assets.

10	No interest in the Company constituting shares, voting rights or ultimate effective control over management in the Company is currently subject to a restrictions notice issued under the BOT Act.

11

To the best of my knowledge and belief, having made due enquiry, none of the shares, interests, rights or obligations, if any, which are directly or indirectly the subject of the transactions contemplated by the Registration Statement is currently subject to any restrictions notice issued under the BOT Act.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

[signature page follows]

Signature:
Name:
Title:	Director